EXHIBIT 99.2

             AdStar's Stockholders Approve $600,000 Second Phase of
                 $1.5 Million in Additional Funding From Tribune

MARINA DEL REY, Calif. - December 30, 2002 - AdStar, Inc. (Nasdaq: ADST, ADSTW), a leading application service provider for the classified advertising industry, today announced that voting stockholders, by a vote of 99.6% For to .4% Against, had approved the $600,000 second phase of an additional $1.5 million investment by Tribune Company (NYSE:TRB). Tribune did not vote its 1,443,457 shares of Series A Preferred Stock at the meeting. The $900,000 first phase of the financing, in which AdStar issued 1,200,000 shares of B-1 Preferred Stock to Tribune (not eligible to vote at the meeting), closed on December 23, 2002. As a result of stockholder approval, Tribune no longer has the right to sell its shares of Series B-1 preferred stock back to AdStar.

The conditions for closing the second phase of the transaction, the rights preferences and privileges of the Series B-1 preferred stock and the Series B-2 preferred stock to be issued in the second phase, the purchase price of the Series B-2 preferred stock, and the rights and obligations of AdStar and Tribune under the stock purchase agreement, the related development agreement and other related agreements are unchanged from those described in AdStar's November 6, 2002 press release.

About AdStar, Inc.

AdStar (Nasdaq: ADST, ADSTW), based in Marina del Rey, Calif., serves as an application service provider (ASP) for the $20+ billion classified advertising industry. AdStar turns publishers' Web sites into full-service classified ad sales channels for their print and online classified ad sections. Since 1986, AdStar has set the standard for remote ad entry software by giving advertisers the ability to place ads electronically with many of the largest newspapers in the United States. Today, AdStar's infrastructure, through its private label model, powers classified ad sales for more than 20 of the largest newspapers in the country and the Newspaper Association of America's bonafideclassifieds.com, where ads can be placed in more than 120 newspapers.

Forward-Looking Statements

This press release contains forward-looking statements concerning the business and products of the Company and a proposed future definitive agreement. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties, including, but not limited to the failure to execute the proposed definitive agreement and the development and market acceptance of the service. Other risks inherent in the business of the Company are described in Securities and Exchange Commission filings, including the Company prospectus on Form 10KSB. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.